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                           KINETICS MUTUAL FUNDS, INC.
                               MULTIPLE CLASS PLAN



      This Multiple Class Plan ("Plan") is adopted by KINETICS MUTUAL FUNDS, INC. ("Company"), a Maryland corporation, with respect to the classes of shares (individually a "Class" and together "Classes") of the series of the Company ("Funds") set forth in the exhibits hereto.

1.    PURPOSE

      This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, so as to allow the Company to issue more than one Class of shares of any or all of the Funds in reliance on Rule 18f-3 and to make payments as contemplated herein.


2.    SEPARATE ARRANGEMENTS/CLASS DIFFERENCES

a) Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares as follows: No Load Class Shares, Advisor Class A Shares, Advisor Class B Shares, and Advisor Class C Shares.

b) Sales Load and Expenses: No Load Class Shares are not subject to a sales load or a Rule 12b-1 fee. Advisor Class A Shares are subject to a front-end sales load as described in the Prospectus and a Rule 12b-1 fee. Advisor Class B Shares are subject to a contingent deferred sales load as described in the Prospectus and a Rule 12b-1 fee. Advisor Class C Shares are subject to a contingent deferred sales load as described in the Prospectus and a Rule 12b-1 fee.

c) Distribution of Shares: No Load Class Shares and Advisor Classes A, B and C Shares are sold primarily to individuals who purchase shares through Kinetics Funds Distributor, Inc. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, systematic withdrawal and purchases at net asset value as they relate to Advisor Classes A, B and C Shares, are as described in the applicable Prospectus.

d) Minimum Investment Amounts: The minimum initial investment in each of the Funds is $1,000.


e) Voting Rights: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Company will vote in the aggregate and not by Fund or Class except (i) as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class, and (ii) only holders of Advisor Classes A, B, and C Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such Class.

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3.    EXPENSE ALLOCATIONS

      The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by Advisor Classes A, B and C Shares of the applicable Fund, and constitute the only expenses allocated to one Class and not the other.

4.    EXCHANGE FEATURES


      Holders of the No Load Shares of any of the Funds may exchange such shares for No Load Shares of any other Fund at net asset value. Holders of Advisor Class A Shares of any of the Funds may exchange such shares for Advisor Class A Shares of any other Fund at net asset value plus the difference (if any) between the sales charge already paid on the shares of the Fund which are being exchanged out of, and any sales charge imposed by the Fund which is being exchanged into. Holders of Advisor Class B Shares of any of the Funds may exchange such shares for Advisor Class B Shares of any other Fund at net asset value. Exchanges from one Fund's Advisor Class B Shares to another Fund's Advisor Class B Shares will not affect the CDSC timeline described in the Prospectus. The exchange will continue to be tracked as of the time of the initial purchase of the original Advisor Class B Shares. Holders of Advisor Class C Shares of any of the Funds may exchange such shares for Advisor Class C Shares of any other Fund at net asset value. In all cases, shareholders will be required to pay a sales charge only once.

5.    EFFECTIVENESS


      This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Company's Board of Directors; (ii) the members of the Board of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Company's Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

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                                    EXHIBIT A
                                     to the
                           KINETICS MUTUAL FUNDS, INC.
                               MULTIPLE CLASS PLAN

--------------------------------------------------------------------------------
FUND NAME                                                       Advisor Classes
--------------------------------------------------------------------------------
The Internet Fund                                             No Load A   B   C
The Internet Infrastructure Fund                              No Load A   B   C
The Internet Emerging Growth Fund                             No Load A   B   C
The Internet Global Growth Fund                               No Load A   B   C
The Internet New Paradigm Fund                                No Load A   B   C
The Medical Fund                                              No Load A   B   C
The Energy Fund                                               No Load A   B   C
The Small Cap Opportunities Fund                              No Load A   B   C
The Middle East Growth Fund                                   No Load A   B   C
The Asia Technology Fund                                      No Load A   B   C

      This Multiple Class Plan is adopted by Kinetics Mutual Funds, Inc. with respect to the Classes of Shares of the series of Kinetics Mutual Funds, Inc. as set forth above.

      WITNESS the due execution hereof this 29th day of March, 2001.

KINETICS MUTUAL FUNDS, INC.

By: ______________________________

Title: _____________________________

Date: _____________________________


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